Exhibit 4.12

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into as of this 5th day of February 2021, by and between SH, an individual (“the “Consultant”), and DIGERATI TECHNOLOGIES, Inc. a Nevada corporation, with offices at 825 W Bitters, Suite 104, San Antonio, Texas 78216 (the “Company”) (each a “Party” and together the “Parties”).

WHEREAS, Consultant is in the business of providing services for management consulting, business advisory and business development;

WHEREAS, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed; and

WHEREAS, the Parties desire to set forth the terms and conditions under which Consultant shall provide services to the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Term of Agreement

The Agreement shall remain in effect from the date hereof through the expiration of a period of six months from the date hereof (the “Term”), and thereafter may be renewed upon the mutual written consent of the Parties.

2. Nature of Services to be rendered

During the Term and any renewal thereof, Consultant shall use its best efforts to: (a) provide the Company with corporate consulting services in connection with business development including but not limited to making introductions to corporate financial relations companies and other financial services; (b) introduce the Company to various securities dealers, investment advisors, analysts, funding sources and other members of the financial community with whom it has established relationships, and generally assist the Company in its efforts to enhance its visibility in the financial community, and (c) perform research with respect to the Company, investors and the market for the benefit of the Company and at the Company’s direction, including, but not limited to, paid third-party research, which such research costs shall be assumed by the Consultant (collectively, the “Services”). It is acknowledged and agreed by the Company that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, the Services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects, however it is anticipated and agreed upon by both parties that considerable time and resources will be required to fulfill the obligations to the Company under this Agreement. The Company and Consultant further acknowledge that Consultant has not and shall not (i) negotiate for the sale of any the Company’s securities; (ii) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (iii) engage in due diligence activities; (iv) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (v) handle any funds or securities on behalf of the Company.

3. Not a Broker or Dealer; Investment Advisor.

The Company and Consultant acknowledges that Consultant is not a (i) a registered “broker” (“Broker”) or “dealer” (“Dealer”) as such terms are defined in Section 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) an investment adviser (“Investment Advisor”), as such term is defined in Section 202(a)(l 1) of the Investment Advisors Act of 1940, as amended, or comparable state laws, and will not act to effect any transactions in securities for the account of the Company. With respect thereto and notwithstanding anything set forth herein to the contrary, in connection with any introduction to financing, Consultant shall not carry out any activity or function that (i) may be traditionally performed by or otherwise be deemed to include those of a Broker, Dealer or Investment Adviser or (ii) would require Consultant to be registered as a Broker, Dealer, or Investment Advisor.

4. Compensation.

In consideration for services rendered, the Company hereby agrees to pay Consultant an engagement fee of 2,000,000 shares of the Company’s Common Stock (the “Restricted Stock”) due, which such Restricted Stock shall be deemed earned upon the execution hereof.

5. Indemnification.

(a) Consultant shall indemnify and hold harmless the Company and its affiliates, and their respective officers, directors, employees, stockholders, consultants, attorneys and agents, and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, against all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited to, all losses to the extent of the aggregate amount paid in settlement of litigation, commenced or threatened, or of any claim whatsoever, if such settlement is effected with Consultant’s written consent, which shall not be unreasonably withheld), and to reimburse the indemnified parties for all legal and other expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever, whether or not resulting in any liability, to which the indemnified parties may become subject under any statute or at common law or otherwise, aiising out of or based upon a breach of this agreement and actions taken or not taken by Consultant in connection with this Agreement.

(b) If for any reason the foregoing indemnification is unavailable to the indemnified party or are insufficient to hold such indemnified party harmless, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and such indemnified party on the other hand but also the relative fault of the indemnifying party and such indemnified party, as well as any relevant equitable considerations. These indemnification provisions shall be binding upon and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the indemnified parties. This indemnification provision shall survive any termination of this Agreement.

6. Compliance with Securities Laws

The Parties acknowledge and agree that the Company is subject to the requirements of the 1934 Act, and that the 1933 Act, the 1934 Act, the rules and regulations promulgated thereunder and the various state securities laws (collectively, “Securities Laws”) impose significant burdens and limitations on the dissemination of certain information about the Company by the Company and by persons acting for or on behalf of the Company. Each of the Parties agrees to comply with all applicable Securities Laws in carrying out its obligations under the Agreement; and without limiting the generality of the foregoing, the Company hereby agrees (i) all information about the Company provided to the Consultant by the Company, which the Company expressly agrees may be disseminated to the public by the Consultant in providing any business development or other services pursuant to the Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, (ii) the Company shall promptly notify the Consultant if it becomes aware that it has publicly made any untrue statement of a material fact regarding the Company or has omitted to state any material fact necessary to make the public statements made by the Company, in light of the circumstances in which they were made, not misleading, and (iii) the Company shall promptly notify the Consultant of any “quiet period” or “blackout period” or other similar period during which public statements by or on behalf of the Company are restricted by any Securities Law. Consultant hereby agrees, to the full extent permitted by applicable law, to indemnify and hold harmless the Company for any damages caused to Company by the Consultant’s breach or violation of any Securities Law.

7. Confidentiality; Non-Disparagement

The nature and terms of this Agreement are strictly confidential and Consultant agrees not to disclose the terms of the Agreement without the prior written consent of the Company, except (i) to any person in Consultant’s immediate family or household, (ii) to any counsel or financial advisor, (iii) as necessary in any legal proceedings in accordance with the terms and conditions of this Agreement, (iv) to prepare and file income tax forms, or (v) pursuant to court order after notice to the Company. Similarly, the Company agrees not to disclose the nature and terms of this Agreement, except as is necessary to obtain approval of it, to inform consultants, attorneys and officials, in any relevant legal proceedings, in any public reporting documents (to the extent required by law, rule or regulation and including all applicable securities laws and regulations), and to prepare proper documentation in tax, legal, accounting and claim records.

Each Party shall not, and shall not cause any third party to, make any remarks or adverse statements in any form including in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks) about the other Party, its officers, directors, affiliates, employees, and consultants (as applicable) that, (i) could reasonably be construed as disparaging or defamatory, (ii) cast such entity or individual in a negative light, or (iii) harm the other Party, its officers, directors, or employees’ current or prospective business plans. This is not meant to restrict or inhibit any action compelled by courts of law or testimony on the part of either Party should the Party ever be required to testify under oath regarding the other Party or any related individual, or prevent the Company from disclosing information to the extent required by law, rule or regulation and including all applicable securities laws and regulations. The Company shall give a neutral recommendation to any third-party employment inquiries.

At all times following termination for any reason, Consultant shall not disclose any Confidential Information to anyone outside of the Company or its affiliates, or use any Confidential Information for your own benefit or for the benefit of any third party. Nothing, however, shall prohibit Consultant from using or disclosing Confidential Information to the extent required by law.

For purposes of this Agreement, “Confidential Information” means information relating or belonging to the Company which is confidential, proprietary, or a trade secret, including the following: (i) information regarding the Company’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (iii) information regarding the Company’s franchisees, consultants or representatives, including their identities, responsibilities, competence and compensation; (iv) information regarding the Company’s current or prospective customers, including information regarding their purchasing patterns; (v) information regarding the Company’s current or prospective vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans regarding the Company; (vii) information regarding the Company’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Company’s h·ade secrets and proprietary information; (ix) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Company’s current, future or proposed products or services (including infonnation concerning the Company’s research, experimental work, development, design details and specifications, and engineering); and (x) the Company’s web site designs, web site content, proposed domain names, and data bases. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of the Company and its affiliates other than through Consultant’s breach of this Agreement or breach by another person of some other obligation.

Consultant agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information will cause irreparable harm and significant injury to the Company, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, Consultant agrees that the Company, in addition to any other available remedies, shall have the right to seek an injunction and other equitable relief enjoining any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security. The Company shall notify Consultant in writing immediately upon Company becoming aware of any such breach or threatened breach, and shall provide a description of the confidential information underlying its basis of belief that Consultant disclosed without authorization.

8. Complete Release

Consultant, for Consultant and Consultant’s predecessors, successors, assigns, and heirs, hereby agrees to discharge and release the Company, parent companies, divisions, subsidiaries, employees, legal counsel, officers, directors, partners, shareholders, insurers, companies, predecessors, successors, assigns, subrogees, trustees, trusts, administrators, :fiduciaries and representatives, if any (collectively, the “Company Releasees”), of and from any and all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification except where and as separately provided under any pre-existing employment contract), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, including, but not limited to, claims or other legal forms of action arising from the Consultants work with the Company, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that Consultant ever had, now has, may have, may claim to have, or may hereafter have or claim to have, against the Company Releasees, including. without limitation. a release of any rights or claims Consultant may have based on:

i.	the Federal Civil Rights Acts of 1966, 1970, 1971, 1964 and 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act as amended; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Worker Adjustment Retraining and Notification Act;

ii.	the laws of Texas concerning wages, employment and discharge; any local, county or city employment laws; or any other law, rule, regulation or ordinance pertaining to a consulting relationship, employment, or termination of employment;

iii.	claims arising out of any legal restrictions of the right to terminate the Consultant’s relationship with the Company such as wrongful or unlawful discharge or related causes of action;

iv.	intentional infliction of emotional distress; or

v.	violation of any contract express or implied.

9. Complete Release; No Future Lawsuits, Complaints Or Claims

Except as set forth herein, Consultant shall not file any petitions, charges, complaints, grievances, lawsuits, or related documents with any judicial or administrative agency or union relating to any matter released herein concerning the Company, Consultant’s relationship with the Company, or Consultant’s termination therefrom. Consultant agrees to withdraw any such actions which are pending. If any such actions are filed on Consultant’s behalf, Consultant shall not accept any relief or recovery from such action. Although Consultant is not precluded by this Agreement from filing a charge of discrimination with the Equal Employment Opportunity Commission or a state Commission on Human Rights, Consultant promises never to seek any damages, remedies or other relief for Consultant personally (any right to which Consultant hereby waives) with respect to any claim this Agreement purports to waive. Consultant further agrees to indemnify and hold the Company harmless as to any amounts awarded to Consultant with respect to such claims. In the event that the Company performs its obligations under this Agreement and is required to defend a lawsuit or charge of discrimination filed by Consultant or on Consultant’s behalf that is in breach of this Agreement, Consultant shall be liable for all reasonable expenses (including reasonable discovery and other court costs and reasonable attorneys’ fees) incurred in defending the same, regardless of the outcome. In the event that the Company takes appropriate action pursuant to Consultant’s breach of any provision of this Agreement, all of Consultant’s other obligations under this Agreement shall remain in full force.

Except as set forth herein, Company shall not to file any petitions, charges, complaints, grievances, lawsuits, or related documents with any judicial or administrative agency or union relating to any matter released herein concerning the Consultant, Consultant’s relationship with the Company, or Consultant’s termination therefrom. Company agrees to withdraw any such actions which are pending. If any such actions are filed on Company’s behalf, Company shall not accept any relief or recovery from such action. In the event that the Consultant takes appropriate action pursuant to Company’s breach of any provision of this Agreement, all of Company’s other obligations under this Agreement shall remain in full force.

Consultant acknowledges Consultant was not an employee of Company or its aforementioned affiliates and, as such, is not entitled to apply for or receive Unemployment Compensation benefits.

10. General Provisions

(a) Governing Law; Severability. This letter agreement shall be governed by and under the laws of the State of Texas, without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this letter agreement shall remain in full force and effect.

(b) Disputes. Any dispute arising under or in any way related to this letter agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

(c) Entire Agreement. This letter agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This letter agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(d) Notices. Any notice or other communication pursuant hereto shall be given to a party at its address first written above herein by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

(e) Counterparts. This letter agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document.

[SIGNATURE PAGE TO FOLLOW]

/s/ SH
As Consultant

DIGERATI TECHNOLOGIES, INC.

/S/ Arthur Smith
CEO

[Signature Page to Consulting Agreement]